EXHIBIT 99.1

Contact:	Frank Perez
Chief Financial Officer
615-599-2274

TENNESSEE COMMERCE BANCORP
REPORTS SECOND QUARTER RESULTS

FRANKLIN, Tenn. – (July 29, 2009) – Tennessee Commerce Bancorp, Inc. (NASDAQ: TNCC) today reported financial results for the second quarter ended June 30, 2009.   The Company reported a net loss available to common shareholders of $6.9 million, or $1.46 per diluted share, for the second quarter of 2009, compared with net income of $1.8 million, or $0.38 per diluted share, in the second quarter of 2008.

“Tennessee Commerce reported solid growth in loans, net interest income and net interest margin for the second quarter of 2009; however, our loss for the quarter was due primarily to an increase in our provision for loan losses,” stated Mike Sapp, President of Tennessee Commerce Bancorp.  “We continue to be aggressive in moving problem loans through our system and reported a 24.7% decrease in non-performing loans since the first quarter of 2009.  We also strengthened our allowance for loan losses in the second quarter from 1.40% to 1.65% of total loans.

“We added $39.6 million in net loans in the second quarter,” continued Mr. Sapp. “Our net loans rose 21.7% to a record $1.1 billion due to solid loan demand from our commercial customer base.  We believe Tennessee Commerce continues to attract new customers displaced by the larger banks who have slowed lending in recent quarters.  This has also allowed us to be more selective in funding new loans as we focus on strengthening credit quality across our portfolio.”

Second Quarter Highlights

●	Net loans increased 21.7% to a record $1.1 billion
●	Allowance for loan losses was strengthened 18% to 1.65% of total loans
•	Non-performing loans decreased 24.7%
●	Total deposits increased 26.0% to a record $1.2 billion
●	Net interest income increased 24.5% to $10.5 million
●	Net interest margin improved to 3.45%
●	Total risk-based capital was 10.5% and Tier 1 capital was 9.3% for the bank

Interest income rose 8.0% to $19.9 million, up from $18.4 million in the second quarter of 2008.  The growth in interest income was primarily due to a 26.1% increase in average loans to $1.1 billion for the second quarter of 2009 and expansion of net interest margin.  Net interest income rose 24.5% to $10.5 million for the second quarter of 2009 compared with $8.4 million for the second quarter of 2008.  Net interest margin rose to 3.45% in the second quarter of 2009 compared with 3.39% in the first quarter of 2009 and 3.44% in the second quarter of 2008.  Net interest margin was reduced approximately 10 basis points, due to interest reversals on non-accruing loans.

“We reported record net interest income in the second quarter of 2009 and benefited from the continued growth in our loan portfolio and improved net interest margin,” stated Mr. Sapp.  “Our margin was up 6 basis points from the first quarter of 2009 as we focused on improving our rates on loans and lowering our funding costs.  Our focus on improving loan yields and increasing the floor rates on loans that renew have been an important part in building our net interest margin.”

-MORE-

TNCC Reports Second Quarter Results

July 29, 2009

Provision for loan losses rose to $13.1 million in the second quarter of 2009, an increase from $2.3 million in the second quarter of last year.  The increased provision for loan losses was due to higher net charge-offs that totaled $9.6 million in the second quarter of 2009 and a $3.5 million addition to the allowance for loan losses.  The 2009 charge-offs include approximately $3 million related to an equipment loan where customer fraud is alleged. Net charge-offs were $1.9 million in the second quarter of 2008. At the end of the second quarter, the allowance for loan losses was $18.9 million, or 1.65% of loans, compared with $11.5 million, or 1.23% of loans, in the year prior period.

Total non-performing loans declined 24.7% to $25.6 million in the second quarter of 2009 compared with the linked first quarter of 2009.  Real estate owned and other repossessed assets were $5.6 million and $16.8 million respectively in the second quarter of 2009.  In the second quarter of 2008, non-performing loans totaled $8.8 million and real estate owned and other repossessed assets were $0.5 million and $12.7 million, respectively. Approximately 34% of our non-performing loans are in the transportation sector although they represent only 14% of our total loan portfolio.

“We had a significant reduction in non-performing loans in the second quarter due to the payoff on an $8.1 million loan that was classified as non-performing in the first quarter of 2009,” stated Frank Perez, Chief Financial Officer of Tennessee Commerce Bancorp.  “This was a commercial real estate loan where the property was sold and we were paid off in full.  In addition, we remain focused on reducing our non-performing loans, foreclosed real estate and repossessed assets to improve our credit quality, minimize losses and protect our capital base.”

“We did not have any loan sales in the second quarter of 2009 compared with $10 million in the second quarter of 2008,” continued Mr. Sapp.  “We believe demand for loan sales was affected by correspondent banks concern with regulatory issues and exams rather than improving the yield on their earning assets.  We expect demand for the sale of loan pools to pick up based on recent inquiries by banks.  We also anticipate more interest from correspondent banks as the economy improves.”

Non interest loss was $1.6 million in the second quarter of 2009 compared with non interest income of $0.8 million in the second quarter of 2008.  The 2009 results included a $629,000 loss on sale of loans due to fee reversals on buy-backs of small ticket loan pools.  This compares with an $852,000 gain on sale of loans in the second quarter of last year.

Non-interest expenses rose to $6.4 million compared with $3.9 million in the second quarter of 2008. The increase was due to an increase in FDIC insurance premiums and a special FDIC assessment combined with higher costs related to loan portfolio management and additional staffing expense.  The cost for FDIC insurance and special assessment increased to $674,000 in the second quarter of 2009 compared with $159,000 in the second quarter of 2008.  Costs associated with other real estate owned, repossessed assets and increased collection efforts rose to $665,000 in the second quarter of 2009 compared with $250,000 in the second quarter of 2008.

Tennessee Commerce was classified as a well-capitalized bank at the end of the second quarter.  Total risk-based capital was 8.7% for the holding company and 10.5% for the bank compared with regulatory requirements of 10.0% for a well-capitalized bank and minimum regulatory requirements of 8.0%.  Tier 1 capital was 7.4% for the holding company and 9.2% for the bank, and was above the requirement of 6.0% for a well-capitalized bank and minimum regulatory requirements of 4.0%.

“Tennessee Commerce Bancorp filed an S-3 with the Securities and Exchange Commission earlier this month,” stated Mr. Sapp.  “In addition, shareholders are expected to approve an increase in our authorized shares to 20 million.  We believe these steps will put us in better position to take advantage market opportunities to further strengthen our capital base in the future.”

-MORE-

TNCC Reports Second Quarter Results

July 29, 2009

Average weighted diluted shares outstanding declined 4.1% to 4.7 million in the second quarter of 2009 from 4.9 million in the second quarter of 2008.  The decrease in average weighted shares outstanding was due to certain stock options being excluded from the most recent quarter’s calculation since they were anti-dilutive shares.

Tennessee Commerce’s efficiency ratio increased to 71.82% in the second quarter of 2009 compared with 41.85% in the second quarter of 2008.  The second quarter of 2009’s efficiency ratio was adversely affected by lower non-interest income from loan sales and higher FDIC insurance and loan portfolio management costs compared with the prior year.

Six Months Results

Net loss available to common shareholders for the first six months of 2009 was $9.6 million compared with net income of $3.2 million in the same period of 2008.  Net loss per diluted share was $2.02 compared with net income per diluted share of $0.66 in the first six months of 2008. The 2009 results include $796,000 in preferred stock dividends and accretion on the preferred stock related to Tennessee Commerce’s issuance of $30 million in preferred stock in December 2008.

Net interest income rose 28% to $20.3 million, up from $15.9 million in the first six months of 2008. The growth in net interest income benefited from a 20.6% increase in average earnings assets to $1.2 billion and a 5 basis point increase in net interest margin.  Net interest margin was 3.42% for the 2009 period compared with 3.37% for the same period in 2008.

Provision for loan losses was $21.6 million for the first six months of 2009 compared with $3.9 million for the same period in 2008.

Non interest loss for the first six months of 2009 was $1.5 million compared with non interest income of $1.3 million in the first six months of 2008.  The 2009 results included a $989,000 loss on sale of loans and an $338,000 gain on the sale of securities.  This compares with an $1.4 million gain on sale of loans and a $30,000 gain on the sale of securities in the first half of last year.

Non-interest expenses rose to $11.3 million in the first six months of 2009 compared with $8.0 million in the first six months of 2008. The increase was due to an $835,000 increase in FDIC insurance premiums and a special FDIC assessment, and $1.1 million in costs related to loan portfolio management and additional staffing expense compared with the first half of 2008.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee, and it has loan production offices in Birmingham, Alabama and Minneapolis.  Tennessee Commerce Bancorp's stock is traded on the NASDAQ Global Market under the symbol TNCC.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Tennessee Commerce Bancorp's operating results, performance or financial condition are competition, changes in interest rates, the demand for its products and services, the ability to expand, and numerous other factors as set forth in the Corporation's filings with the Securities and Exchange Commission.

Additional information concerning Tennessee Commerce can be accessed at www.tncommercebank.com.

-MORE-

TNCC Reports Second Quarter Results

July 29, 2009

TENNESSEE COMMERCE BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2009 (UNAUDITED) AND DECEMBER 31, 2008

(Dollars in thousands except share data)	2009	2008
ASSETS
Cash and due from financial institutions	$15,900	$5,260
Federal funds sold	5	35,538
Cash and cash equivalents	15,905	40,798

Securities available for sale	107,099	101,290

Loans	1,147,119	1,036,725
Allowance for loan losses	(18,938)	(13,454)
Net loans	1,128,181	1,023,271

Premises and equipment, net	2,152	2,330
Accrued interest receivable	8,260	8,115
Restricted equity securities	2,169	1,685
Income tax receivable	6,964	4,430
Other assets	68,809	36,165

Total assets	$1,339,539	$1,218,084

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$25,220	$24,217
Interest-bearing	1,178,461	1,044,926
Total deposits	1,203,681	1,069,143

FHLB advances	-	-
Federal funds purchased	-	-
Accrued interest payable	2,958	3,315
Accrued dividend payable	187	-
Short-term borrowings	10,000	10,000
Accrued bonuses	386	917
Deferred tax liability	6,875	8,695
Other liabilities	1,528	1,069
Long-term subordinated debt	23,198	23,198
Total liabilities	1,248,813	1,116,337
Shareholders’ equity
Preferred stock, 1,000,000 shares authorized; 30,000 shares of $0.50 par value Fixed Rate Cumulative Perpetual, Series A issued and outstanding at June 30, 2009 and December 31, 2008, respectively	15,000	15,000
Common stock, $0.50 par value; 10,000,000 shares authorized at June 30, 2009 and December 31, 2008; 4,733,712 and 4,731,696 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	2,367	2,366
Common stock warrants	453	453
Additional paid-in capital	60,143	59,946
Retained earnings	13,619	23,180
Accumulated other comprehensive income	(856)	802
Total shareholders’ equity	90,726	101,747

Total liabilities and shareholders’ equity	$1,339,539	$1,218,084

(1)
The balance sheet at December 31, 2008 has been derived from the audited consolidated financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles for complete financial statements.

See accompanying notes to consolidated financial statements.

-MORE-

TNCC Reports Second Quarter Results

July 29, 2009

TENNESSEE COMMERCE BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
SIX ,MONTHS ENDED JUNE 30, 2009 AND 2008
THREE MONTHS ENDED JUNE 30, 2009 AND 2008
(UNAUDITED)

	Six Months Ended June 30,		Three Months Ended June 30,
(Dollars in thousands, except share data)	2009	2008	2009	2008
Interest income
Loans, including fees	$36,570	$33,597	$18,674	$17,215
Securities	2,788	2,177	1,233	1,144
Federal funds sold	5	141	0	70
Total interest income	39,363	35,915	19,907	18,429

Interest expense
Deposits	18,083	19,438	8,954	9,694
Other	989	619	502	339
Total interest expense	19,072	20,057	9,456	10,033

Net interest income	20,291	15,858	10,451	8,396

Provision for loan losses	21,639	3,940	13,125	2,340

Net interest income after provision for loan losses	(1,348)	11,918	(2,674)	6,056

Non-interest income
Service charges on deposit accounts	91	49	48	25
Securities gains (losses)	338	30	(80)	-
Gain on sale of loans	(989)	1418	(629)	852
Other	(974)	(167)	(900)	(74)
Total non-interest income	(1,534)	1,330	(1,561)	803

Non-interest expense
Salaries and employee benefits	5,340	4,093	2,991	1,809
Occupancy and equipment	792	722	382	362
Data processing fees	699	534	395	249
Professional fees	988	904	598	529
Other	3,499	1,741	2,019	901
Total non-interest expense	11,318	7,994	6,385	3,850

Income before income taxes	(14,200)	5,254	(10,620)	3,009

Income tax expense	(5,435)	2,033	(4,071)	1163
Net income	(8,765)	3,221	(6,549)	1,846
CPP Preferred dividends	(796)	-	(352)	-

Net income available to common shareholders	$(9,561)	$3,221	$(6,901)	$1,846

Earnings per share (EPS):
Basic EPS	$(2.02)	$0.68	$(1.46)	$0.39
Diluted EPS	(2.02)	0.66	(1.46)	0.38

Weighted average shares outstanding:
Basic
Diluted	4,732,387	4,730,707	4,733,070	4,731,696
	4,732,387	4,890,911	4,733,070	4,891,111

See accompanying notes to consolidated financial statements.

-MORE-

TNCC Reports Second Quarter Results

July 29, 2009

Tennessee Commerce Bancorp, Inc
Financial Highlights

(Dollars in thousands except ratios and share data)

	2009	2008	% Change
For the Quarter Ending 6/30
Earnings:
Net Interest Income	$10,451	$8,396	24.48%
Non-Interest Income	(1,561)	803	-294.40%
Provision for Loan Losses	13,125	2,340	460.90%
Operating Expense	6,385	3,850	65.84%
Operating Income	(10,620)	3,009	-452.94%
Applicable Tax	(4,071)	1,163	-450.04%
Net Income	(6,549)	1,846	-454.77%
Preferred Dividends	352	-	100.00%
Net Income Available to Common Shareholders	$(6,901)	$1,846	-473.84%

At June 30
Total Assets	$1,339,539	$1,065,985	25.66%
Net Loans	1,128,181	927,116	21.69%
Earning Assets	1,235,285	1,024,055	20.63%
Allowance for Loan Losses	18,938	11,520	64.39%
Deposits	1,203,681	955,248	26.01%
Shareholders' Equity	$90,726	$65,652	38.19%

Total Shares Outstanding	4,733,712	4,731,696	0.04%

Significant Ratios - 2nd Quarter
Net Interest Margin	3.45%	3.44%	0.29%
Return on Average Assets	-2.13%	0.73%	-391.78%
Return on Average Common Equity	-42.50%	11.38%	-473.46%
Efficiency Ratio	71.82%	41.85%	71.61%
Loan Loss Reserve/Loans	1.65%	1.23%	34.15%
Capital/Assets	6.77%	6.16%	9.90%
Basic Earnings per Share - YTD	$(1.46)	$0.39	-474.36%
Diluted Earnings per Share - YTD	$(1.46)	$0.38	-484.21%

-MORE-

TNCC Reports Second Quarter Results

July 29, 2009

TENNESSEE COMMERCE BANCORP, INC. ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS (UNAUDITED)

	Three Months Ended June 30,			Three Months Ended June 30,
	2009			2008
	Average		Average	Average		Average
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS

Interest earning assets
Securities (taxable) (1)	$96,410	$1,233	5.11%	$82,470	$1,144	5.62%
Loans (2) (3)	1,117,841	18,674	6.70%	886,808	17,215	7.81%
Federal funds sold	1,420	-	0.00%	14,054	70	2.00%
Total interest earning assets	1,215,671	19,907	6.57%	983,332	18,429	7.54%

Non-interest earning assets
Cash and due from banks	11,210			2,485
Net fixed assets and equipment	2,208			1,462
Accrued interest and other assets	72,449			30,346

Total assets	$1,301,538			$1,017,625

LIABILITIES AND SHAREHOLDERS’ EQUITY

Interest bearing liabilities
Deposits (other than demand)	$1,115,266	$8,954	3.22%	$897,607	$9,694	4.34%
Federal funds purchased	25,254	32	0.51%	8,229	61	2.98%
Subordinated debt	33,198	470	5.68%	19,501	278	5.73%
Total interest bearing liabilities	1,173,718	9,456	3.23%	925,337	10,033	4.36%

Non-interest bearing liabilities
Non-interest bearing demand deposits	24,398			22,531
Other liabilities	8,747			4,487
Shareholders’ equity	94,675			65,270

Total liabilities and shareholders’ equity	$1,301,538			$1,017,625

Net Interest Spread	3.34%			3.18%

Net Interest Margin	3.45%			3.44%

(1) Unrealized gain (loss) of $(418) and $607 is excluded from yield calculation for the three months ended June 30, 2009 and 2008, respectively.
(2) Non-accrual loans are included in average loan balances and loan fees of $1,016 and $1,254 are included in interest income for the three months ended June 30, 2009 and 2008, respectively.
(3) Loans are presented net of allowance for loan loss.

-MORE-

TNCC Reports Second Quarter Results

July 29, 2009

TENNESSEE COMMERCE BANCORP, INC. ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS (UNAUDITED)

	Six Months Ended June 30,			Six Months Ended June 30,
	2009			2008
	Average		Average	Average		Average
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS

Interest earning assets
Securities (taxable) (1)	$105,214	$2,788	5.33%	$79,270	$2,177	5.57%
Loans (2) (3)	1,085,140	36,570	6.80%	856,183	33,597	7.89%
Federal funds sold	5,770	5	0.17%	11,039	141	2.57%
Total interest earning assets	1,196,124	39,363	6.63%	946,492	35,915	7.64%

Non-interest earning assets
Cash and due from banks	8,606			3,448
Net fixed assets and equipment	2,249			1,458
Accrued interest and other assets	63,056			27,200

Total assets	$1,270,035			$978,598

LIABILITIES AND SHAREHOLDERS’ EQUITY

Interest bearing liabilities
Deposits (other than demand)	$1,085,115	$18,083	3.36%	$862,419	$19,438	4.53%
Federal funds purchased	22,805	67	0.59%	6,084	91	3.01%
Subordinated debt	33,198	922	5.6%	17,457	528	6.08%
Total interest bearing liabilities	1,141,118	19,072	3.37%	885,960	20,057	4.55%

Non-interest bearing liabilities
Non-interest bearing demand deposits	23,079			24,143
Other liabilities	8,445			3,922
Shareholders’ equity	97,393			64,573

Total liabilities and shareholders’ equity	$1,270,035			$978,598

Net Interest Spread	3.26%			3.09%

Net Interest Margin	3.42%			3.37%

(1) Unrealized gain (loss) of $(257) and $661 is excluded from yield calculation for the six months ended June 30, 2009 and 2008, respectively.
(2) Non-accrual loans are included in average loan balances and loan fees of $2,990 and $2,070 are included in interest income for the six months ended June 30, 2009 and 2008, respectively.
(3) Loans are presented net of allowance for loan loss

-MORE-

TNCC Reports Second Quarter Results

July 29, 2009

TENNESSEE COMMERCE BANCORP, INC.
LOAN DATA

(amounts in thousands)

	6/30/2009	3/31/2009	12/31/2008	9/30/2008	6/30/2008
LOAN BALANCES BY TYPE:
Commercial and Industrial	$639,287	$635,943	$589,518	$580,501	$556,056
Consumer	3,827	3,628	3,572	3,479	3,375
Real Estate:
Construction	216,208	202,034	181,638	165,511	152,075
1-4 Family	37,988	38,257	37,822	38,128	34,165
Other	175,510	172,771	171,150	162,283	153,770
Total Real Estate	429,706	413,062	390,610	365,922	340,010
Other	74,299	51,309	53,025	47,937	39,195
Total	$1,147,119	$1,103,942	$1,036,725	$997,839	$938,636

ASSET QUALITY DATA:
Nonaccrual Loans	$23,332	$24,342	$11,603	$9,834	$5,566
Loans 90+ Days Past Due	2,240	9,605	18,788	4,398	3,245
Total Non-Performing Loans	25,572	33,947	30,391	14,232	8,811
Other Real Estate Owned	5,635	5,045	5,764	1,126	485
Total Non-Performing Assets	$31,207	$38,992	$36,155	$15,358	$9,296

Non-Performing Loans to Total Loans	2.2%	3.1%	2.9%	1.4%	0.9%
Non-Performing Assets to Total Loans and OREO	2.7%	3.5%	3.5%	1.5%	1.0%
Allowance for Loan Losses to Non-Performing Loans	74.1%	45.4%	44.3%	85.7%	130.7%
Allowance for Loan Losses to Total Loans	1.7%	1.4%	1.3%	1.2%	1.2%
Loans 30+ Days Past Due to Total Loans	3.3%	4.9%	4.5%	3.0%	3.5%
(loans not included in non-performing loans)
Net Chargeoffs to Average Gross Loans	0.9%	0.6%	0.2%	0.1%	0.2%

NET CHARGEOFFS FOR QUARTER	$9,611	$6,544	$2,058	$1,179	$1,854

-END-